Exhibit 99.1

Newtek Business Services Corp. Reports First Quarter 2021 Financial Results

Company Revises Its 2021 Annual Dividend Forecast Upwards to a Range of $3.00 per Share to $3.30 per Share

Boca Raton, FL – May 11, 2021 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three months ended March 31, 2021.

First Quarter 2021 Financial Highlights

•Net investment income of $15.2 million, or $0.68 per share, for the three months ended March 31, 2021; a $0.69 per share increase compared to net investment loss of $(0.3) million, or $(0.01) per share, for the three months ended March 31, 2020.
•Adjusted net investment income (“ANII”)1 of $23.5 million, or $1.05 per share, for the three months ended March 31, 2021; an increase of 400.0%, on a per share basis, compared to ANII of $4.3 million, or $0.21 per share, for the three months ended March 31, 2020.
•Total investment income of $34.7 million for the three months ended March 31, 2021; an increase of 119.5% over total investment income of $15.8 million for the three months ended March 31, 2020.
•Debt-to-equity ratio of 1.27x at March 31, 2021; proforma debt-to-equity ratio was 1.23x after taking into account the sales of government-guaranteed portions of SBA 7(a) loans prior to March 31, 2021, which sales settled subsequent to the balance sheet date.
•Total investment portfolio increased by 9.6% to $726.1 million at March 31, 2021, from $662.4 million at March 31, 2020.
•Net asset value (“NAV”) of $366.9 million, or $16.28 per share, at March 31, 2021; an increase of 5.4%, on a per share basis, compared to NAV of $15.45 per share at December 31, 2020.
•The Company closed on a $115 million public offering of 5.50% Notes due 2026, which trade on the Nasdaq Global Market under the symbol "NEWTZ."
•Newtek Business Lending, LLC (“NBL”), Newtek’s wholly owned portfolio company that originates and funds SBA 504 loans, closed a $100 million credit facility with Deutsche Bank AG.

Subsequent First Quarter 2021 Highlights

•In April 2021, the Company signed a joint-venture agreement with a leading U.S.-based middle-market investment firm with over $1.0 billion is assets under management. The intended purpose of the joint venture is to originate commercial loans to middle-market companies as well as small businesses.

Exhibit 99.1
•The Company is currently negotiating an additional joint-venture agreement with a global investment management firm with over $500 billion in assets under management.

2021 Dividend Payments & Forecast

•The Company paid a first quarter 2021 cash dividend of $0.50 per share on March 31, 2021 to shareholders of record as of March 22, 2021.
•The Company's board of directors declared a second quarter 2021 cash dividend of $0.70 per share2 payable on June 30, 2021 to shareholders of record as of June 15, 2021.
•The second quarter 2021 dividend represent a 25% increase over the second quarter 2020 dividend of $0.56 per share, and a 52.2% increase over the second quarter 2019 dividend of $0.46 per share.
•With the payment of the second quarter 2021 dividend, the Company will have paid $1.20 per share in dividends for the first and second quarters of 2021, which would represent a 20% increase over dividends paid for the first and second quarters of 2020.
•The Company revised its 2021 annual dividend forecast upwards to a range of $3.00 per share to $3.30 per share2; an increase from the previous range of $2.40 per share to $2.90 per share. The midpoint of the 2021 annual dividend forecast range would represent a 53.7% increase over the 2020 annual dividend.

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded $424.9 million of Paycheck Protection Program ("PPP") loans, totaling approximately 6,255 loan units, for the three months ended March 31, 2021.
•Year-to-date (through May 11, 2021), NSBF funded a total of $593.6 million PPP loans, totaling approximately 12,600 units.
•NSBF funded $104.4 million of SBA 7(a) loans during the three months ended March 31, 2021; compared to $52.8 million of SBA 7(a) loans funded for the three months ended March 31, 2020, and $97.8 million of SBA 7(a) loans funded for the three months ended March 31, 2019.
•NSBF forecasts full year 2021 SBA 7(a) loan fundings between $580 million to $600 million.
•NBL funded and/or closed $20.7 million SBA 504 loans during the three months ended March 31, 2021.
•NBL funded and/or closed $31.3 million SBA 504 loans during the month of April 2021.
•NBL forecasts closing and/or funding approximately $125.0 million SBA 504 loans for the full year 2021.

For the three months ended March 31, 2021, the Company reported net investment income of $15.2 million, or $0.68 per share, a $0.69 per share increase, compared to net investment loss of $(0.3) million, or $(0.01) per share, for the same period in 2020. The significant increase in net investment income was primarily due to the income earned by NSBF from funding $424.9 million of PPP loans during the three months ended March 31, 2021.3 For the three months ended March 31, 2021, the Company reported ANII of $23.5 million, or $1.05 per share, a 400.0% increase, on a per share basis, compared to ANII of $4.3 million, or $0.21 per share, for the same period in 2020. The significant increase in ANII for the three months ended March 31, 2021 compared to the same period in 2020, was due to the funding of PPP loans as well as the funding of SBA 7(a) loans, which was disrupted during the first quarter of 2020. In addition, due to stability in loan sale pricing on the guaranteed portions of SBA 7(a) loans in the first quarter of 2021, the Company made the decision to hold approximately $40.3 million in guaranteed portions of SBA 7(a) loans on its balance sheet as of March 31, 2021 in order to have the opportunity to earn additional interest income during the second quarter 2021.
Barry Sloane, Chairman, President and Chief Executive Officer said, “We are more than pleased to announce a significant upward revision to our 2021 annual dividend forecast, and to report strong first quarter 2021 financial results. We increased our 2021 annual dividend forecast to a range of $3.00 per share to $3.30 per share, from $2.40 per share to $2.90 per share. The midpoint of the 2021 annual dividend forecast range would represent a 53.7% increase over the 2020 annual dividend. In addition, today, the Company declared a second quarter 2021 dividend of $0.70 per share, which represents a 25% increase over the second quarter 2020 dividend of $0.56 per share, and a 52.2% increase over the second quarter 2019 dividend of $0.46 per share. We endeavor to continue to pay our distributions in the form of dividends out of taxable income, as we have

Exhibit 99.1
done over the past six years since our conversion to a BDC. We also realized record ANII in the first quarter of 2021, which represented a four-fold increase over last year’s first quarter ANII.”

Mr. Sloane continued, “As we have highlighted over the past year, our strong results are highly predicated on our business model; one that we had the foresight to build over two decades ago. From inception, our "Newtek(R)" business model was built for the future and, as a result, has withstood the test of time, and easily adapted to the ever-changing climate. Furthermore, we could not have delivered these strong financial and operational metrics to our stakeholders without the passion and dedication to our economic and social goals over the past year. Last year brought us into uncharted territory, and I believe our ability as a Company to listen to clients’ needs and having a degree of foresight during these times was essential to our success in navigating this unprecedented landscape. I am most proud of how quickly and effectively our staff adapted to the 2020 and 2021 landscape. I believe the new normal is that there is no normal, and I have high expectations of how Newtek’s staff will continue to adapt to this dynamic landscape for the remainder of 2021 and beyond to effectuate our plans and realize our goals. The entire Newtek team has delivered, to our customers and our shareholders, results that can only be measured by their dogged determination to serve our customers and accomplish Newtek's goals.”

Mr. Sloane further commented, “PPP revenue had a material positive impact on our earnings in 2020, and will continue to positively impact our earnings through the first half of 2021. It was a tremendous undertaking to fund approximately $1.8 billion in PPP loans in 2020 and 2021 to date, for which we credit our flexible and adaptable business model, our state-of-the art technology and our staff’s ability to provide top-notch service to our clients 24 hours a day, 7 days a week, with unprecedented volumes of inquiries. From a lending perspective, 2021 thus far is different than 2020 in that we continued to successfully serve both new and existing clients with PPP loans, funding over $420 million in PPP loans in the first quarter of 2021, while also focusing on our other lending products that we suspended during the first half of 2020. We anticipate by the end of the second quarter 2021, that we will have funded in excess of $600 million in PPP loans in 2021. That being said, over the next few weeks, we will continue to shift our resources and refocus our efforts on funding SBA 7(a) loans, SBA 504 loans, non-conforming conventional loans and secured lines of credit. In fact, in 2021, we are forecasting that NSBF will fund $580 to $600 million SBA 7(a) loans, and that NBL will close and/or fund $125 million SBA 504 loans. Furthermore, we are well poised to restart our non-conforming conventional loan business during the second quarter of 2021, having signed a new joint-venture agreement, and are currently in negotiations for an additional joint-venture partner. In addition, our portfolio companies also performed very well, and we were pleased with the performance of NBL, Newtek Merchant Solutions and Newtek Technology Solutions in the first quarter of 2021.”

Mr. Sloane concluded, “We believe we have a bright long-term future, and strategic plan for success and, as such, are very optimistic about the remainder of 2021 and 2022. With the payment of the second quarter dividend of $0.70 per share, the Company will have paid $1.20 for the first half of the year. With the midpoint of the 2021 annual dividend forecast of $3.15 per share, it should be apparent that we expect the second half of 2021 dividends to outpace the first half of 2021; an annual trend the Company has historically experienced. As we move through the second quarter of 2021 and beyond, the resources we deployed to originate PPP loans will be fully utilized to originate our other lending products, as well as foster the growth of our portfolio companies' business and finance solutions product offerings. We look forward to discussing the progress in our portfolio companies, as well as addressing our business model and future expectations in greater detail on our conference call tomorrow morning at 8:30 am ET.”

Investor Conference Call and Webcast

A conference call to discuss first quarter 2021 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Wednesday, May 12, 2021 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://

Exhibit 99.1
investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2 Note Regarding Dividend Payments
Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

3 We note that income earned in connection with the PPP for the three months ended March 31, 2021, should not be viewed as recurring, as future PPP earnings would be predicated on future Congressional action. Resources used to generate PPP loans will be focused on other more traditional activities as the PPP winds down. SBA 7(a) originations produce interest income, servicing income, and capital gains income, which is treated differently, from an accounting standpoint, than income derived from the origination of PPP loans. Both the income from originating PPP loans and SBA 7(a) loans are considered qualified forms of income for a BDC.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Exhibit 99.1
Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	March 31, 2021	December 31, 2020
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $423,288 and $420,400, respectively; includes $302,595 and $312,649, respectively, related to securitization trusts)	$412,020	$407,748
SBA guaranteed non-affiliate investments (cost of $47,118 and $16,964, respectively)	52,374	17,822
Controlled investments (cost of $152,141 and $138,891, respectively)	254,796	239,171
Non-control investments (cost of $6,430 and $6,447, respectively)	6,957	6,447
Total investments at fair value	726,147	671,188
Cash	3,716	2,073
Restricted cash	84,351	49,352
Broker receivable	20,095	52,730
Due from related parties	6,874	6,112
Servicing assets, at fair value	26,733	26,061
Right of use assets	6,680	6,933
Other assets	28,973	26,530
Total assets	$903,569	$840,979

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$57,922	$86,339
Notes due 2023 (par: $0 and $57,500 as of March 31, 2021 and December 31, 2020)	—	56,505
Notes due 2024 (par: $68,250 and $63,250 as of March 31, 2021 and December 31, 2020)	66,835	61,774
Notes due 2025 (par: $15,000 and $5,000 as of March 31, 2021 and December 31, 2020)	14,457	4,735
Notes due 2026 (par: $115,000 and $0 as of March 31, 2021 and December 31, 2020, Note 7)	111,589	—
Notes payable - Securitization trusts (par: $205,281 and $221,752 as of March 31, 2021 and December 31, 2020, Note 7)	202,124	218,339
Notes payable - related parties	5,150	24,090
Due to related parties	2,148	2,133
Lease liabilities	8,401	8,697
Deferred tax liabilities	12,039	11,406
Accounts payable, accrued expenses and other liabilities	56,053	27,608
Total liabilities	536,718	501,626

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 22,530 and 21,970 issued and outstanding, respectively)	451	439
Additional paid-in capital	325,254	316,629
Accumulated undistributed earnings	41,146	22,285
Total net assets	366,851	339,353
Total liabilities and net assets	$903,569	$840,979
Net asset value per common share	$16.28	$15.45

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended March 31,
	2021	2020
Investment income
From non-affiliate investments:
Interest income - PPP loans	$24,208	$—
Interest income - SBA 7(a) loans	5,949	7,322
Servicing income	2,740	2,715
Other income	1,114	906
Total investment income from non-affiliate investments	34,011	10,943
From non-control investments:
Interest income	124	—
Dividend income	26	20
Total investment income from non-control investments	150	20
From controlled investments:
Interest income	533	457
Dividend income	—	4,382
Total investment income from controlled investments	533	4,839
Total investment income	34,694	15,802
Expenses:
Salaries and benefits	4,450	3,447
Interest	5,072	5,184
Depreciation and amortization	85	115
Professional fees	1,188	964
Origination and loan processing	2,971	1,824
Origination and loan processing - related party	3,143	2,638
Change in fair value of contingent consideration liabilities	—	54
Loss on extinguishment of debt	955	—
Other general and administrative costs	1,635	1,858
Total expenses	19,499	16,084
Net investment income (loss)	15,195	(282)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	7,393	4,513
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	4,393	(183)
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	1,387	(4,511)
Net unrealized appreciation (depreciation) on controlled investments	2,375	(10,789)
Change in deferred taxes	(633)	2,911
Net unrealized appreciation on non-control investments	527	—
Net unrealized appreciation (depreciation) on servicing assets	(513)	1,088
Net realized and unrealized gains (losses)	$14,929	$(6,971)
Net increase (decrease) in net assets resulting from operations	$30,124	$(7,253)
Net increase (decrease) in net assets resulting from operations per share	$1.35	$(0.35)
Net investment income (loss) per share	$0.68	$(0.01)

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

Dividends and distributions declared per common share	$0.50	$0.44
Weighted average number of shares outstanding	22,337	20,738

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Three months ended		Three months ended
(in thousands, except per share amounts)	March 31, 2021	Per share	March 31, 2020	Per share
Net investment income (loss)	$15,195	$0.68	$(282)	$(0.01)
Net realized gain on non-affiliate investments - SBA 7(a) loans	7,393	0.33	4,513	0.22
Change in fair value of contingent consideration liabilities	—	—	54	0.00
Loss on debt extinguishment	955	0.04	—	—
Adjusted Net investment income	$23,543	$1.05	$4,285	$0.21

Note: Amounts may not foot due to rounding

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - ACTUAL AT MARCH 31, 2021

(in thousands):
Actual Debt-to-Equity Ratio at March 31, 2021
Total senior debt	$466,603
Total equity	$366,851
Debt-to-equity ratio - actual	127.2%

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - PROFORMA AT MARCH 31, 2021

(in thousands):
Broker receivable, including premium income receivable	$20,095
Less: realized gain on sale included in broker receivable	(2,437)
Broker receivable	17,658

90% advance rate on SBA guaranteed non-affiliate portions of loans sold, not settled	$15,892

Proforma debt adjustments at March 31, 2021:
Total senior debt	$466,603
Proforma adjustment for broker receivable	(15,892)
Total proforma debt	$450,711

Proforma Debt-to-Equity ratio at March 31, 2021:
Total proforma debt	$450,711
Total equity	$366,851
Debt-to-equity ratio - proforma	122.9%